UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2023

Aditxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39336	82-3204328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

737 N. Fifth Street, Suite 200 Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on August 23, 2023, Aditxt, Inc. (the “Company”) entered into a Business Loan and Security Agreement (the “August Loan Agreement”) with a commercial funding source (the “Lender”), pursuant to which the Company obtained a loan from the Lender in the principal amount of $1,400,000, which included origination fees of $70,000 (the “August Loan”) and a total repayment amount including interest and fees of $2,079,000.

On November 7, 2023, the Company entered into a Business Loan and Security Agreement (the “November Loan Agreement”) with the Lender, pursuant to which the Company obtained a loan from the Lender in the principal amount of $2,100,000, which satisfied the outstanding balances on the August Loan and includes origination fees of $140,000 (the “November Loan”). Pursuant to the November Loan Agreement, the Company granted the Lender a continuing secondary security interest in certain collateral (as defined in the November Loan Agreement). The total amount of interest and fees payable by us to the Lender under the November Loan will be $3,129,000, which will be repaid in 34 weekly installments ranging from $69,000 - $99,000.

The foregoing description of the August Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the November Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Director

On November 3, 2023, Namvar Kiaie notified the board of directors (the “Board”) of the Company that he intends to resign as a member of the Board and as a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee effective November 3, 2023.

Mr. Kiaie’s resignation is not the result of any dispute or disagreement with the Company or Board on any matter relating to the operations, policies or practices of the Company.

Appointment of Director

On November 3, 2023, the Board, with the recommendation of the Nominating and Corporate Governance Committee, appointed Mr. Charles Athle Nelson as a member of the Board and as a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, to become effective on November 3, 2023 following the resignation of Mr. Kiaie. Mr. Nelson will serve as the Chair of the Company’s Compensation Committee, a role previously held by Mr. Kiaie. The Board has determined that Mr. Nelson is independent in accordance with the applicable rules of the Nasdaq Stock Market LLC.

Mr. Nelson was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mr. Nelson and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Set forth below is the biographical information of Mr. Nelson, as required by Item 401 of Regulation S-K.

Charles Athle Nelson, 70, has been active in the capital markets for the past 35 years. Prior to his appointment as a member of the Board, Mr. Nelson was a consultant to the Company from September 2020 through September 2023. Mr. Nelson has served as a member of the board of directors and member of the audit committee, compensation committee and nominating and corporate governance committee of Greenland Technologies Holding Corp. (Nasdaq: GTEC) since December 2020. He began his financial career as a market representative with American International Group and in 1979 joined Dean Witter Reynolds as a Financial Advisor, working with high net worth and institutional clients. In 1980, he joined Drexel Burnham and Lambert, and subsequently, at Ladenberg Thalmann and then at Auerbach Pollack and Richardson originating equity and investment banking transactions. Over the last 20 years, Mr. Nelson has been involved with financing companies in the fintech, healthcare and bio-pharma spaces through private equity and public financing including listings on the Nasdaq and the NYSE. Mr. Nelson holds a Bachelor of Arts degree from Villanova University and an MBA from Rutgers University.

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Form of Business Loan and Security Agreement dated November 7, 2023
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITXT, INC.

Date: November 9, 2023	By:	/s/ Amro Albanna
Amro Albanna
Chief Executive Officer

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